Exhibit 5.2

April 13, 2004

NUR Macroprinters Ltd.
12 Abba Hillel Silver Street
P.O. Box 1281
Lod 71111 Israel

          Re:            NUR Macroprinters Ltd. – Registration Statement on Form F-3

Dear Ladies and Gentlemen:

     I have acted as counsel to NUR Macroprinters Ltd., an Israeli corporation (the “Company”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission regarding the sale by Poalim Capital Markets Ltd. (the “Selling Securityholder”) of up to 11,000 ordinary shares of the Company (the “Warrant Shares”) issuable upon exercise of a warrant granted by the Company to the Selling Securityholder (the “Warrant”).

     I have reviewed the Company’s charter documents, the corporate proceedings taken by the Company in connection with the issuance of the Warrant and the Warrant Agreement relating to the issuance of the Warrant, and such other corporate documents, records and certificates, and have made such investigations of law, as I have deemed necessary in order to render the opinion hereinafter set forth. Based on such review, I am of the opinion that the Warrant Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

     I consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Warrant Shares. In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel.

Very truly yours, /s/ Doron Faibish